                                                                      EXHIBIT 11

                              MEDAPHIS CORPORATION

                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                          PRO FORMA EARNINGS PER SHARE
                 THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (In Thousands, Except Per Share Data)


                                                                   THREE MONTHS
                                                                       ENDED            NINE MONTHS ENDED
                                                                   SEPTEMBER 30,          SEPTEMBER 30,
                                                                   -------------          -------------
 DESCRIPTION                                                     1996        1995       1996        1995
 -----------                                                     ----        ----       ----        ----
 PRIMARY AND FULLY DILUTED
 Weighted average shares outstanding during the period            71,665      57,696     71,123      55,962
 .....................................................
 Shares issuable upon assumed exercise of stock options,
   less amounts assumed repurchased under the treasury
   stock method.......................................                --          --         --          --
                                                               ---------     -------   --------     -------
Total weighted average common stock and common
  stock equivalents outstanding during the period.....            71,665      57,696     71,123      55,962
                                                               =========     =======   ========     =======
 Pro forma net income (loss)..........................         $ (36,370)    $(2,723)  $(19,954)    $(7,354)
                                                               =========     =======   ========     =======
 Pro forma net income (loss) per common share.........         $   (0.51)     $(0.05)    $(0.28)     $(0.13)
                                                               =========     =======   ========     =======